                                                                      EXHIBIT 12

                       UNITED STATES SURGICAL CORPORATION

    STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                       YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                         1997        1996        1995        1994        1993
                                                      ----------  ----------  ----------  ----------  -----------
                                                                      IN THOUSANDS, EXCEPT RATIOS
Determination of earnings:
  Income (loss) before provision for income taxes...  $  121,000  $  141,700  $   89,800  $   32,700  $  (137,400)
Fixed charges.......................................      22,300      27,100      33,600      31,200       30,800
                                                      ----------  ----------  ----------  ----------  -----------
      Total earnings as defined.....................     143,300     168,800     123,400      63,900     (106,600)

Fixed charges and other:
  Interest expense..................................       8,900      13,700      22,600      21,000       19,400
  Interest portion of rent expense..................      13,400      13,400      11,000      10,200       11,400
                                                      ----------  ----------  ----------  ----------  -----------
      Fixed charges.................................      22,300      27,100      33,600      31,200       30,800

  Capitalized interest..............................           0         100         200         300        9,500

  Total fixed charges and capitalized interest......  $   22,300      27,200      33,800      31,500  $    40,300

  Preferred stock dividends(1)......................       7,200      30,000      30,000      22,900
                                                      ----------  ----------  ----------  ----------

Combined fixed charges, capitalized interest and
  preferred stock dividends.........................  $   29,500  $   57,200  $   63,800  $   54,400
                                                      ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------

Ratio of Earnings to Fixed Charges and Capitalized
  Interest..........................................         6.4         6.2         3.7         2.0       N.M.(2)
                                                      ----------  ----------  ----------  ----------  -----------
                                                      ----------  ----------  ----------  ----------  -----------

Ratio of Earnings to Combined Fixed Charges,
  Capitalized Interest and Preferred Stock
  Dividends.........................................         4.9         3.0         1.9         1.2
                                                      ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------

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    The ratios of earnings to fixed charges and capitalized interest and to combined fixed charges, capitalized interest and preferred stock dividends are computed by dividing the sum of earnings before provision for income taxes and fixed charges (excluding capitalized interest) by total fixed charges and capitalized interest, or by the sum of total fixed charges and capitalized interest and preferred stock dividends. Total fixed charges and capitalized interest includes all interest (including capitalized interest) and the interest factor of all rentals, assumed to be one-third of consolidated rent expense.

(1) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements, assuming a statutory tax rate of 35%.

(2) Earnings were inadequate to cover fixed charges. The dollar amount of the deficiency for the year ended December 31, 1993 is $147 million. If the restructuring charges of $138 million were excluded from the calculation, the dollar amount of the deficiency would have been $9 million.